Exhibit 14.1

AELUMA, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

Purpose

This Code of Business Conduct and Ethics (this “Code”) contains general guidelines for conducting the business of Aeluma, Inc., (the “Company”) consistent with high standards of business ethics.

This Code applies to all of our directors, officers and other employees. We refer to all officers and other employees covered by this Code as “Company employees” or simply “employees,” unless the context otherwise requires. In this Code, we refer to our Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer as our “principal financial officers.”

Seeking Help and Information

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact the Company’s Chief Financial Officer (“CFO”) or designated legal counsel (“Company Counsel”).

Reporting Violations of the Code

All employees and directors have a duty to report any known or suspected violation of this Code, including violations of the laws, rules, regulations or policies that apply to the Company. If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor or the Company’s Chief Financial Officer. The Company’s Chief Financial Officer, will work with you and your supervisor or other appropriate persons to investigate your concern. If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may contact the Company’s Chief Financial Officer directly. All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your supervisor, a principal financial officer and the Company will protect your confidentiality to the extent possible, consistent with applicable laws and the Company’s need to investigate your concern.

It is Company policy that any employee or director who violates this Code will be subject to appropriate discipline, which may include termination of employment or removal from the Company’s board of directors (the “Board”), as appropriate. This determination will be based upon the facts and circumstances of each particular situation. If you are accused of violating this Code, you will be given an opportunity to present your version of the events at issue prior to any determination of appropriate discipline. Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and may incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

Policy Against Retaliation

The Company prohibits retaliation against an employee or director who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

Waivers of the Code

Any waiver of or deviation from this Code for our directors, executive officers or other principal financial officers may be made only by our Board or the appropriate committee of our Board and will be disclosed to the public on our website at www.ambrivis.com or our public filings, or otherwise as required by law. Waivers of this Code for other employees may be made only by our Chief Executive Officer or Chief Financial Officer.

CONFLICTS OF INTEREST

Identifying Potential Conflicts of Interest

A conflict of interest can occur when an employee’s or director’s private interest interferes, or appears to interfere, with the interests of the Company as a whole. You should avoid any private interest that influences your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively.

Identifying potential conflicts of interest may not always be clear-cut. The following situations are examples of conflicts of interest:

●	Outside Employment. No employee or director should be employed by, serve as a director of, or provide any services to a company that the individual knows or suspects is a material customer, supplier or competitor of the Company.

●	Improper Personal Benefits. No employee or director should obtain any material (as to him or her) personal benefits or favors because of his or her position with the Company. Please see “Gifts and Entertainment” below for additional guidelines in this area.

●	Financial Interests: No employee should have a significant financial interest (ownership or otherwise) in any company that the individual knows or suspects is a material customer, supplier or competitor of the Company. A “significant financial interest” means (i) ownership of greater than 10% of the equity of a customer, supplier or competitor or (ii) an investment in a customer, supplier or competitor that represents more than 10% of the total assets of the employee.

●	Loans or Other Financial Transactions. No employee or director should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that the individual knows or suspects is a material customer, supplier or competitor of the Company. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

●	Service on Boards and Committees. No employee or director should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to conflict with those of the Company.

●	Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee’s or director’s objectivity in making decisions on behalf of the Company. For purposes of this Code, “family members” include your spouse or life-partner, brothers, sisters, parents, in-laws and children, whether such relationships are by blood or adoption.

For purposes of this Code, a company is a “material” customer if the customer has made payments to the Company in the past year in excess of $100,000. A company is a “material” supplier if the supplier has received payments from the Company in the past year in excess of $100,000. If you are uncertain whether a particular company is a material customer or supplier, please contact the Chief Financial Officer for assistance.

Disclosure of Conflicts of Interest

The Company requires that employees disclose any situations that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it in writing to your supervisor or the Company’s Chief Financial Officer. Your supervisor and the Chief Financial Officer will work with you to determine whether you have a conflict of interest and, if so, how best to address it. Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in “Waivers of the Code” above.

CORPORATE OPPORTUNITIES

As an employee or director of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises. If you discover or are presented with a business opportunity through the use of corporate property or information or because of your position with the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No employee may use corporate property, information or his or her position with the Company for personal gain or should compete with the Company while employed by us.

You should disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact the Company’s Chief Financial Officer and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code.

CONFIDENTIAL INFORMATION4

Employees and directors have access to a variety of confidential information regarding the Company. Confidential information includes information regarding the progress and results of the clinical trials of the Company’s drug candidates and other non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its customers. Employees have a duty to safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated. An employee’s obligation to protect confidential information continues after he or she leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers and could result in legal liability to you and the Company.

Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the Company’s Chief Financial Officer.

COMPETITION AND FAIR DEALING

All employees should endeavor to deal fairly with fellow employees and with the Company’s customers, suppliers and competitors. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Relationships with Customers

The Company is committed to dealing with customers fairly, honestly and with integrity. Specifically, you should keep the following guidelines in mind when dealing with customers:

●	Information we supply to customers should be accurate, complete to the best of our knowledge, and comply with applicable regulatory requirements. Employees should not deliberately misrepresent information to customers.

●	Customer entertainment should not exceed reasonable and customary business practice. Employees should not provide entertainment and other benefits that could be viewed as an inducement to or a reward for customer purchase decisions. Please see “Gifts and Entertainment” below for additional guidelines in this area.

●	Any information we receive from customers regarding patient health care should be kept confidential and protected from unauthorized access or disclosure.

Relationships with Suppliers

The Company deals fairly and honestly with its suppliers. This means that our relationships with suppliers are based on price, quality, service and reputation, among other factors. Employees dealing with suppliers should carefully guard their objectivity. Specifically, no employee should accept or solicit any personal benefit from a supplier or potential supplier that might compromise, or appear to compromise, his or her objective assessment of the supplier’s products and prices. Employees can give or accept promotional items of nominal value or moderately scaled entertainment within the limits of responsible and customary business practice. Please see “Gifts and Entertainment” below for additional guidelines in this area.

Relationships with Competitors

The Company is committed to free and open competition in the marketplace. Employees should avoid actions that would be contrary to laws governing competitive practices in the marketplace, including federal and state antitrust laws. Such actions include misappropriation and/or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices. For further discussion of appropriate and inappropriate business conduct with competitors, see “Compliance with Antitrust Laws” below.

GIFTS AND ENTERTAINMENT

The giving and receiving of gifts is a common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. Gifts and entertainment, however, should not compromise, or appear to compromise, your ability to make objective and fair business decisions.

It is your responsibility to use good judgment in this area. As a general rule, you may give or receive gifts or entertainment to or from customers or suppliers only if the gift or entertainment would not be viewed as an inducement to or reward for any particular business decision. All gifts and entertainment expenses should be properly accounted for on expense reports. The following specific examples may be helpful:

●	Meals and Entertainment. You may occasionally accept or give meals, refreshments or other entertainment if:

●	The items are of reasonable value;

●	A primary purpose of the meeting or attendance at the event is business related; and

●	The expenses would be paid by the Company as a reasonable business expense if not paid for by another party.

●	Entertainment of reasonable value may include food and tickets for sporting and cultural events if they are generally offered to other customers, suppliers or vendors.

●	Advertising and Promotional Materials. You may occasionally accept or give advertising or promotional materials of nominal value.

●	Personal Gifts. You may accept or give personal gifts of reasonable value that are related to recognized special occasions such as a graduation, promotion, new job, wedding, retirement or a holiday. A gift is also acceptable if it is based on a family or personal relationship and unrelated to the business involved between the individuals.

●	Gifts Rewarding Service or Accomplishment. You may accept a gift from a civic, charitable or religious organization specifically related to your service or accomplishment.

If you conduct business in other countries, you must be particularly careful that gifts and entertainment are not construed as bribes, kickbacks or other improper payments. See “The U.S. Foreign Corrupt Practices Act” for a more detailed discussion of our policies regarding giving or receiving gifts related to business transactions in other countries.

You should make every effort to refuse or return a gift that is beyond these permissible guidelines. If it would be inappropriate to refuse a gift or you are unable to return a gift, you should promptly report the gift to your supervisor. Your supervisor will bring the gift to the attention of the Chief Financial Officer, who may require you to donate the gift to an appropriate community organization. If you have any questions about whether it is permissible to accept a gift or something else of value, contact your supervisor or the Company’s Chief Financial Officer for additional guidance.

Note: Gifts and entertainment may not be offered or exchanged under any circumstances to or with any employees of the U.S., state or local governments. If you have any questions about this policy, contact your supervisor for additional guidance. For a more detailed discussion of special considerations applicable to dealing with the U.S., state and local governments, see “Interactions with Governments.”

COMPANY RECORDS

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports, regulatory submissions and many other aspects of our business and guide our business decision-making and strategic planning. Company records include financial records, personnel records, records relating to our product development, clinical development, manufacturing and regulatory submissions and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate and reliable in all material respects. The Company has a formal document retention policy that each employee and director must follow with respect to Company records within such employee’s or director’s control. Please contact your supervisor or the Company’s Chief Financial Officer to obtain a copy of this policy or with any questions concerning the policy.

PROTECTION AND USE OF COMPANY ASSETS

Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company’s profitability. The use of Company funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited.

To ensure the protection and proper use of the Company’s assets, each employee should:

●	Exercise reasonable care to prevent theft, damage or misuse of Company property;

●	Report the actual or suspected theft, damage or misuse of Company property to a supervisor;

●	Use the Company’s telephone system, other electronic communication services, written materials and other property primarily for business-related purposes;

●	Safeguard all electronic programs, data, communications and written materials from inadvertent access by others; and

●	Use Company property only for legitimate business purposes, as authorized in connection with your job responsibilities.

Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems. Company property also includes all written communications. Employees and other users of this property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

As a public company we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

The Company’s principal financial officers and other employees working in the Company’s finance department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

COMPLIANCE WITH LAWS AND REGULATIONS

Each employee and director has an obligation to comply with all laws, rules and regulations applicable to the Company’s operations. These include, without limitation, laws covering bribery and kickbacks, the development, testing, approval, manufacture, marketing and sale of our products and product candidates, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the Company’s Chief Financial Officer.

INTERACTIONS WITH THE GOVERNMENT

The Company may conduct business with the federal, state and local governments and the governments of many other countries. The Company is committed to conducting its business with all governments and their representatives with the highest standards of business ethics and in compliance with all applicable laws and regulations, including the special requirements that apply to communications with governmental bodies that have regulatory authority over our products and operations, such as government contracts and government transactions. In your interactions with the government, you should:

●	Be forthright and candid at all times. No employee or director should intentionally misstate or omit any material information from any written or oral communication with the government.

●	Ensure that all required written submissions are made to the government and are timely, and that all written submissions, whether voluntary or required, satisfy applicable laws and regulations.

●	You should not offer or exchange any gifts, gratuities or favors with, or pay for meals, entertainment, travel or other similar expenses for, government employees.

If your job responsibilities include interacting with the government, you are expected to understand and comply with the special laws, rules and regulations that apply to your job position as well as with any applicable standard operating procedures that the Company has implemented. If any doubt exists about whether a course of action is lawful, you should seek advice immediately from your supervisor and the Company’s Chief Financial Officer.

Company employees with responsibilities in the areas governed by the FFDCA and the FDA  are required to understand and comply with these laws and regulations. These employees are expected to have a thorough understanding of the laws, regulations and other relevant standards applicable to their job positions, and to comply with those requirements. The Company has developed standard operating procedures and provides regular training to aid employees in understanding and complying with the requirements of the FFDCA and the FDA. If any doubt exists regarding whether your job position or a particular course of action is governed by these laws and regulations, you should seek advice immediately from your supervisor and the Company’s Chief Financial Officer.

In addition to the above, you must obtain approval from the Company’s Chief Financial Officer for any work activity that requires communication with any member or employee of a legislative body or with any government official or employee. Work activities covered by this policy include meetings with legislators or members of their staffs or with senior executive branch officials on behalf of the Company. Preparation, research and other background activities that are done in support of lobbying communication are also covered by this policy even if the communication ultimately is not made. If any doubt exists about whether a given work activity would be considered covered by this provision, you should seek advice immediately from your supervisor and the Company’s Chief Financial Officer.

POLITICAL CONTRIBUTIONS AND VOLUNTEER ACTIVITIES

The Company encourages its employees and directors to participate in the political process as individuals and on their own time. However, federal and state contribution and lobbying laws severely limit the contributions the Company can make to political parties or candidates. It is Company policy that Company funds or assets not be used to make a political contribution to any political party or candidate, unless prior approval has been given by our Chief Executive Officer and our Chief Financial Officer.

The following guidelines are intended to ensure that any volunteer political activity you pursue complies with this policy:

●	Contribution of Funds. You may contribute your personal funds to political parties or candidates. The Company will not reimburse you for personal political contributions.

●	Volunteer Activities. You may participate in volunteer political activities during non-work time. You may not participate in volunteer political activities during working hours.

●	Use of Company Facilities. The Company’s facilities generally may not be used for political activities (including fundraisers or other activities related to running for office). However, the Company may make its facilities available for limited political functions, including speeches by government officials and political candidates, with the approval of our Chief Executive Officer and the Company’s Chief Financial Officer.

●	Use of Company Name. When you participate in non-Company political affairs, you should be careful to make it clear that your views and actions are your own, and not made on behalf of the Company. For instance, Company letterhead should not be used to send out personal letters in connection with political activities.

These guidelines are intended to ensure that any political activity you pursue is done voluntarily and on your own resources and time. Please contact the Company’s Chief Financial Officer if you have any questions about this policy.

COMPLIANCE WITH ANTITRUST LAWS

Antitrust laws of the U.S. and other countries are designed to protect consumers and competitors against unfair business practices and to promote and preserve competition. Our policy is to compete vigorously and ethically while complying with all antitrust, monopoly, competition or cartel laws in all countries, states or localities in which the Company conducts business. You should consult the Company’s Chief Financial Officer with any questions you may have concerning compliance with these laws.

Meetings with Competitors

Employees should exercise caution in meetings with competitors. Any meeting with a competitor may give rise to the appearance of impropriety. As a result, if you are required to meet with a competitor for any reason, you should obtain the prior approval of the Company’s Chief Financial Officer. You should try to meet with competitors in a closely monitored, controlled environment for a limited period of time. You should create and circulate agendas in advance of any such meetings, and the contents of your meeting should be fully documented. Specifically, you should avoid any communications with a competitor regarding:

●	Progress or results of the clinical trials of the Company’s drug candidates;

●	Prices;

●	Costs;

●	Market share;

●	Allocation of sales territories;

●	Profits and profit margins;

●	Supplier’s terms and conditions;

●	Product or service offerings;

●	Terms and conditions of sale;

●	Bids for a particular contract or program;

●	Selection, retention or quality of customers;

●	Distribution methods or channels;

●	Marketing strategies;

●	Future development plans or product roadmaps; or

●	Other subjects relating to or affecting the production or sale of products to existing or prospective customers.

If you participate in a meeting with a competitor in which any of the above topics are broached, you should affirmatively end the discussion, and you should state your reasons for doing so. During meetings with competitors, avoid sharing or obtaining confidential information from the competitor. Also avoid statements that could be construed as unfair acts such as harassment, threats or interference with the competitors’ existing contractual relationships.

Professional Organizations and Trade Associations

Employees should be cautious when attending meetings of professional organizations and trade associations at which competitors are present. Attending meetings of professional organizations and trade associations is both legal and proper, if such meetings have a legitimate business purpose and are conducted in an open fashion, adhering to a proper agenda. At such meetings, you should not discuss the restricted topics listed above under “Meetings with Competitors,” the Company’s pricing policies or other competitive terms or any other proprietary, competitively sensitive information. You are required to notify your supervisor or the Company’s Chief Financial Officer prior to attending any meeting of a professional organization or trade association.

COMPLIANCE WITH INSIDER TRADING LAWS

Company employees and directors are prohibited from trading in the Company’s stock or other securities while in possession of material, non-public information about the Company or its subsidiaries. In addition, Company employees and directors are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell the Company’s stock or other securities on the basis of material, nonpublic information. Employees and directors who obtain material non-public information about another company in the course of their duties are prohibited from trading in the stock or securities of the other company while in possession of such information or “tipping” others to trade on the basis of such information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

PUBLIC COMMUNICATIONS AND REGULATION FD

Public Communications Generally

The Company places a high value on its credibility and reputation in the community. What is written or said about the Company in the news media and investment community directly impacts our reputation, positively or negatively. Our policy is to provide timely, accurate and complete information in response to public requests (media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. To ensure compliance with this policy, all news media or other public requests for information regarding the Company should be directed to the Company’s Chief Financial Officer.

Compliance with Regulation FD

In connection with its public communications, the Company is required to comply with a rule under the federal securities laws referred to as Regulation FD (which stands for “fair disclosure”). Regulation FD provides that, when we disclose material, non-public information about the Company to securities market professionals or stockholders (where it is reasonably foreseeable that the stockholders will trade on the information), we must also disclose the information to the public. “Securities market professionals” generally include analysts, institutional investors and other investment advisors. You are required to direct all inquiries regarding disclosure of information to securities market professionals to the Company’s Chief Financial Officer of Company Counsel.

SOCIAL MEDIA

The Company is committed to ensuring that the professional and personal use of social media by the Company’s directors, officers and employees maintains the Company’s credibility and reputation in a manner consistent with its values and policies. Accordingly, you are required to read carefully and comply with our Social Media Policy, as amended from time to time. Please inform your supervisor or the Chief Financial Officer if you do not have a copy of our Social Media Policy.

THE FOREIGN CORRUPT PRACTICES ACT

The Foreign Corrupt Practices Act (the “FCPA”) prohibits the Company and its employees, directors and agents from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any governmental official, political party, candidate for political office or official of a public international organization. Stated more concisely, the FCPA prohibits the payment of bribes, kickback or other inducements to foreign officials. This prohibition also extends to payments to a sales representative or agent if there is reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials. Violation of the FCPA is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

Certain small facilitation or “grease” payments to foreign officials may be permissible under the FCPA if customary in the country or locality and intended to secure routine governmental action. Governmental action is “routine” if it is ordinarily and commonly performed by a foreign official and does not involve the exercise of discretion. For instance, “routine” functions would include setting up a telephone line or expediting a shipment through customs. To ensure legal compliance, all facilitation payments must receive prior written approval from the Company’s Chief Financial Officer and must be clearly and accurately reported as a business expense.

ENVIRONMENT, HEALTH AND SAFETY

The Company is committed to providing a safe and healthy working environment for its employees and to avoiding adverse impact and injury to the environment and the communities in which it does business. Company employees and directors must comply with all applicable environmental, health and safety laws, regulations and Company standards. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with environmental, health and safety laws and regulations can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact the Company’s Chief Financial Officer or Company Counsel if you have any questions about the laws, regulations and policies that apply to you.

Environment

All Company employees and directors should strive to conserve resources and reduce waste and emissions through recycling and other energy conservation measures. You have a responsibility to promptly report any known or suspected violations of environmental laws or any events that may result in a discharge or emission of hazardous materials.

Health and Safety

The Company is committed not only to comply with all relevant health and safety laws, but also to conduct business in a manner that protects the safety of its employees. All employees and directors are required to comply with all applicable health and safety laws, regulations and policies relevant to their positions. If you have a concern about unsafe conditions or tasks that present a risk of injury to you, please report these concerns immediately to your supervisor or the Human Resources Department.

EMPLOYMENT PRACTICES

The Company pursues fair employment practices in every aspect of its business. The following is intended to be a summary of our employment policies and procedures. Copies of the Company’s detailed policies are available from the Human Resources Department. Company employees must comply with all applicable labor and employment laws, including anti-discrimination laws and laws related to freedom of association and privacy. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with labor and employment laws can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact the Company’s Human Resources Department or Company Counsel if you have any questions about the laws, regulations and policies that apply to you.

Harassment and Discrimination

The Company is committed to providing equal opportunity and fair treatment to all individuals on the basis of merit, without discrimination because of race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic protected by law. The Company also prohibits harassment based on these characteristics in any form, whether physical or verbal and whether committed by supervisors, non-supervisory personnel or non-employees. Harassment may include, but is not limited to, offensive sexual flirtations, unwanted sexual advances or propositions, verbal abuse, sexually or racially degrading words, or the display in the workplace of sexually suggestive or racially degrading objects or pictures.

If you have any complaints about discrimination or harassment, report such conduct to your supervisor or the Human Resources Department. All complaints will be treated with sensitivity and discretion. Your supervisor, the Human Resources Department and the Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your concern. Where our investigation uncovers harassment or discrimination, we will take prompt corrective action, which may include disciplinary action by the Company, up to and including, termination of employment. The Company strictly prohibits retaliation against an employee who, in good faith, files a complaint.

Any member of management who has reason to believe that an employee has been the victim of harassment or discrimination or who receives a report of alleged harassment or discrimination is required to report it to the Human Resources Department immediately.

Alcohol and Drugs

The Company is committed to maintaining a drug-free work place. All Company employees must comply strictly with Company policies regarding the abuse of alcohol and the possession, sale and use of illegal substances. Drinking alcoholic beverages is prohibited while on duty or on the premises of the Company, except at specified Company-sanctioned events or as otherwise authorized by management. Possessing, using, selling or offering illegal drugs and other controlled substances is prohibited under all circumstances while on duty or on the premises of the Company. Likewise, you are prohibited from reporting for work, or driving a Company vehicle or any vehicle on Company business, while under the influence of alcohol or any illegal drug or controlled substance.

Violence Prevention and Weapons

The safety and security of Company employees is vitally important. The Company will not tolerate violence or threats of violence in, or related to, the workplace. If you experience, witness or otherwise become aware of a violent or potentially violent situation that occurs on the Company’s property or affects the Company’s business you must immediately report the situation to your supervisor or the Human Resources Department.

The Company does not permit any individual to have weapons of any kind in Company property or vehicles, while on the job or off-site while on Company business. This is true even if you have obtained legal permits to carry weapons. The only exception to this policy applies to security personnel who are specifically authorized by Company management to carry weapons.

CONCLUSION

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with high standards of business ethics. If you have any questions about these guidelines, please contact your supervisor or the Company’s Chief Financial Officer. The Company expects all of its employees and directors to adhere to these standards.

This Code of Business Conduct and Ethics, as applied to the Company’s principal financial officers, shall be our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. The Company reserves the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.